Exhibit 10.41

SEMTECH CORPORATION
2017 LONG-TERM EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD CERTIFICATE

THIS AWARD is made this [Grant Date] (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to [Legal Name] (the “Participant”).

R E C I T A L S

A. The Corporation has established the Corporation’s 2017 Long-Term Equity Incentive Plan (the “Plan”) in order to provide eligible persons of the Corporation with an opportunity to acquire shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”).

B. The Administrator has determined that it would be in the best interests of the Corporation and its stockholders to grant the performance unit award (the “Award”) described in this Award Certificate to the Participant as compensation, as an inducement to remain in the service of the Corporation, and as an incentive for increasing efforts during such service.

NOW, THEREFORE, this Award is made on the following terms and conditions:

1.    Definitions. Capitalized terms used in this Award Certificate and not otherwise defined herein shall have the meanings given to such terms in the Plan.

2.    Award of Performance Units. Pursuant to the Plan, the Corporation hereby awards to the Participant as of the date hereof an Award with respect to [Amount] performance units (subject to adjustment in accordance with Section 7.1 of the Plan) (the “Performance Units”), which Performance Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “Performance Unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under the Plan and this Award Certificate to be equivalent to one outstanding share of the Common Stock (subject to adjustment in accordance with Section 7.1 of the Plan). The Performance Units shall be used solely as a device for the determination of the payment to eventually be paid to the Participant if such Performance Units vest pursuant to Section 4 hereof. The Performance Units shall not be treated as property or as a trust fund of any kind. The Participant acknowledges that the Administrator may use a broker or other third party to facilitate its recordkeeping for awards granted under the Plan and agrees to comply with any administrative rules and procedures regarding such awards as may be in place from time to time. The Participant acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Participant) with a broker designated by the Corporation, and the Participant agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.

3.    Rights as a Stockholder; Dividends and Voting.

(a)    Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 3(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Performance Units and any shares of Common Stock underlying such Performance Units.

(b)    Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Performance Units subject to the Award have either been paid pursuant to Section 5 or terminated pursuant to Section 4, the Corporation shall credit the Participant as of the payment date of such dividend with an additional number of Performance Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Performance Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on the payment date of such dividend. Any Performance Units credited pursuant to the foregoing provisions of this Section 3(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Performance Units to which they relate. No crediting of Performance Units shall be made pursuant to this Section 3(b) with respect to any Performance Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to Section 4.

4.    Vesting; Termination of Employment.

(a)    Vesting in General. Subject to Sections 4(c) and (d) below, the Award shall vest and become nonforfeitable if, during any consecutive thirty (30) trading day period that commences and ends during the Performance Period (as defined below), the 30-Day Average Price (as defined below) equals or exceeds ninety-five dollars ($95.00). In such event, the vesting date for the Award shall be the last day of the applicable 30-day period.

No proportionate vesting will apply as to any 30-Day Average Price that falls short of the applicable stock price level set forth above.

For purposes hereof, “Performance Period” means the period commencing on the Award Date and ending on March 5, 2024. For purposes hereof, “30-Day Average Price” means the average per-share closing price of the Common Stock (as reported on the Global Market or, if the Common Stock is not then listed on the Global Market, as reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trade) for thirty (30) consecutive trading days that the Common Stock was traded on such exchange.

(b)    Change in Control. Notwithstanding Section 7.2 of the Plan and subject to Sections 4(c) and (d) below, in the event a Change in Control (as defined below) occurs during the Performance Period, the Award shall vest and become nonforfeitable immediately prior to the consummation of the Change in Control as follows:

(i)    If the Change in Control Per-Share Consideration (as defined below) is greater than seventy-one dollars ($71.00) but less than ninety-five dollars ($95.00), the Award shall vest and become nonforfeitable with respect to a pro-rata percentage of the unvested portion of the total number of Performance Units subject to the Award (subject to adjustment under Section 7.1 of the Plan), with such pro-rata percentage to equal (a) the difference between the Change in Control Per-Share Consideration and seventy-one dollars ($71.00), divided by (b) twenty-four dollars ($24.00).

(ii)    If the Change in Control Per-Share Consideration is equal to or greater than ninety-five dollars ($95.00), the Award shall vest and become nonforfeitable with respect to any then unvested portion of the total number of Performance Units subject to the Award (subject to adjustment under Section 7.1 of the Plan).

For purposes of clarity, this Section 4(b) shall not be applicable to a Change in Control that is not actually consummated during the Performance Period. In the event a Change in Control occurs during the Performance Period pursuant to which awards that are then outstanding under the Plan are to be terminated pursuant to the terms of Section 7.2 of the Plan in connection with such Change in Control, the Award may be terminated in connection with such Change in Control without it becoming vested, subject only to any vesting that may be required under this Section 4(b) and notwithstanding the provisions of Section 7.2 of the Plan that would generally provide for the accelerated vesting of the Award in such circumstances. Nothing contained herein shall confer upon the Board any obligation to pursue a transaction that may constitute a Change in Control or to take any action or inaction with respect thereto, and neither the Participant nor his beneficiaries or personal representatives shall have any claim hereunder against the Board or the Administrator, or the Corporation or any employees, directors, officers or agents of the Corporation or any Subsidiary, as a result of any such action or inaction.

For purposes hereof, a “Change in Control” shall mean (i) a merger or consolidation in which the stockholders of the Corporation immediately prior to such merger or consolidation do not hold, immediately after such merger or consolidation, more than 50% of the combined voting power of the surviving or acquiring entity (or parent corporation thereof), or (ii) any person shall become the beneficial owner of over 50% of the Corporation’s outstanding Common Stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally, or become a controlling person as defined in Rule 405 promulgated under the Securities Act.

For purposes hereof, “Change in Control Per-Share Consideration” shall mean the per-share consideration that holders of the Common Stock are entitled to receive in connection with a Change in Control.

(c)    Termination of Award at the End of the Performance Period. Notwithstanding anything contained in this Award Certificate or the Plan to the contrary, any Performance Units (and related dividends) subject to the Award that have not become vested pursuant to Sections 4(a) or 4(b) of this Award Certificate as of or prior to the last day of the

Performance Period shall automatically terminate and be cancelled as of the last day of the Performance Period without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

(d)    Effect of Termination of Employment. Notwithstanding anything to the contrary contained in any employment or similar agreement entered into by and between the Participant and the Corporation, but subject to the immediately following sentence, if the Participant’s employment with the Corporation is terminated for any reason, whether with or without cause, voluntarily or involuntarily, by the Participant or by the Corporation, or due to the Participant’s death or disability, then the Performance Units (including, for clarity, any stock units credited as dividend equivalents pursuant to Section 3(b)) which have not vested as of the date that the Participant ceases to be employed by the Corporation (the “Termination Date”) shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be. If, however, the Participant is a participant in the Semtech Corporation Executive Change in Control Retention Plan (the “Change in Control Plan”) immediately prior to the Participant’s Termination Date, the Participant’s employment is terminated on or prior to a Change in Control but during a Change in Control Window (as such term is defined in the Change in Control Plan), the termination of the Participant’s employment constitutes a Qualifying Termination (as such term is defined in the Change in Control Plan), and the Participant timely satisfies the release condition set forth in the Change in Control Plan to receive severance benefits under the Change in Control Plan for such a Qualifying Termination, the Performance Units (and related dividends) subject to the Award shall vest and become nonforfeitable as of immediately prior to the consummation of the Change in Control to the extent provided in Section 4(b) as though the Termination Date had not occurred on or prior to the date of the Change in Control. The provisions of this Section 5 supersede any provisions to the contrary in the Change in Control Plan, any written offer letter, employment agreement or other agreement between the Participant and the Corporation. In the event of any inconsistency between this Agreement, on the one hand, and any such offer letter or employment agreement, or the Change in Control Plan, on the other hand, this Agreement shall control.

5.    Timing and Manner of Payment of Performance Units. Subject to Section 8 below, on or as soon as practicable following (and in all events within thirty (30) days after) the vesting of any Performance Units subject to the Award pursuant to Section 4, the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Administrator in its discretion) equal to the number of Performance Units subject to the Award (including any Performance Units issued in respect of dividend equivalent rights) that vested on that particular vesting date; provided, however, that the Corporation reserves the right to settle any Performance Units credited as dividend equivalents pursuant to Section 3(b) by a cash payment. In the event of such a cash payment, the cash payable with respect to a Performance Unit shall equal the fair market value of a share of Common Stock (such fair market value determined under the Plan) as of the vesting date of that Performance Unit. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares or any such payment with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Corporation may, in its sole discretion, either ignore fractional share interests or settle them in cash. For clarity, a particular Performance Unit may vest only once. The Participant shall have no further rights with respect to any Performance Units that are paid pursuant to this Section 5 or that terminate pursuant to Sections 4(c) or (d).

6.    Non-Transferability of Award. This Award is personal and, prior to the time they have become vested pursuant to Section 4 hereof or Section 7.2 of the Plan, neither the Performance Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Participant in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Participant’s unvested rights under this Award, shall be null and void.

7.    No Right to Continued Employment or Service. Except as otherwise provided in Section 4(d), the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Except as otherwise provided in Section 4(d), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 4(d) above. Nothing contained in the Plan or the Award constitutes a continued employment or service commitment by the Corporation, confers upon the Participant any right to remain in the employ of or service to the Corporation, interferes with the right of the Corporation at any time to terminate such employment or services, or affects the right of the Corporation to increase or decrease the Participant’s other compensation. By accepting this Award, the Participant acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Participant by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting; (b) the Participant promises never to make such a claim; and (c) except as otherwise expressly provided herein, in any event, the Participant has no right to pro-rated vesting with respect to the Award if his or her service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Participant was actually in the service of the Corporation and/or any of its Subsidiaries).

8.    Tax Consequences.

(a)    Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences as a result of his or her acceptance of the Award. The Participant represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acceptance of the Award and that he or she is not relying on the Corporation for any tax advice. By accepting this Award, the Participant acknowledges that he or she shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under

Section 409A of the Code) with respect to the Award, and that the Corporation shall not have any obligation whatsoever to pay such taxes.

(b)    Withholding. Upon any distribution of shares of Common Stock in respect of the Performance Units, the Corporation shall automatically reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or any of its subsidiaries with respect to such distribution of shares at the applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Units, the Corporation (or a subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment. The Participant agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 8.

9.    Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number of Performance Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 3(b). Furthermore, the Administrator shall equitably and proportionately adjust the stock price performance goal set forth herein to the extent necessary to preserve the intended incentives and benefits and mitigate the impact of any stock split (including a stock split in the form of a stock dividend) or reverse stock split. In addition, if the Corporation pays a dividend (other than a stock dividend) during the Performance Period, in determining the 30-Day Average Price the amount of such dividend (without interest or other earnings factor) shall be added back to the closing price of the Common Stock for each applicable trading day that occurs after such dividend, beginning with the first day on which the Common Stock trades on an ex-dividend basis. Similarly, if the Corporation pays a dividend (other than a stock dividend) during the Performance Period and prior to a Change in Control, in determining the per-share consideration in connection with such Change in Control for purposes of Section 4(b), the amount of such dividend (without interest or other earnings factor) shall be added back to the per share consideration that would otherwise be taken into account for pursuant of Section 4(b). The Administrator shall reasonably determine the value of any non-cash dividends.

10.    Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.
11.    Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Participant and the Participant’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 6 with respect to the transfer of this Award Certificate or any rights hereunder or of the Performance Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

12.    Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and be addressed to it in care of its Corporate Secretary; and any notice to the Participant shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

13.    Plan. The Award and all rights of the Participant under this Award Certificate are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Certificate. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Certificate. Unless otherwise expressly provided in other sections of this Award Certificate, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

14.    Entire Agreement. This Award Certificate, together with the Plan, constitutes the entire understanding between the Corporation and the Participant with regard to the subject matter of this Award Certificate. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.
15.    Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.

16.    Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate and the Plan shall lie within the sole discretion of the Administrator, and the Administrator’s determinations shall be conclusive and binding on all interested persons.

17.    Choice of Law; Arbitration. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). If the Participant is a party to an agreement with the Corporation to arbitrate claims, such agreement to arbitrate claims shall apply as to any dispute or disagreement regarding the Participant’s rights under this Award Certificate.

18.    Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.

19.    Clawback Policy. The Award is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award).

20.    Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

21.    No Advice Regarding Grant. The Participant is hereby advised to consult with his own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Performance Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.

[Signature Page Follows]

The Participant, in accepting the Award, agrees to the terms and conditions of this Agreement.

SEMTECH CORPORATION,
a Delaware corporation

By:
Its: